EXHIBIT 99.4

                     FIRST AMENDMENT TO THE

                   STONERIDGE RESOURCES, INC.

     EMPLOYEE STOCK OWNERSHIP AND TAX DEFERRED SAVINGS PLAN

    (As Merged, Amended and Restated Effective July 1, 1993)

     The Stoneridge Resources, Inc. Employee Stock Ownership and
Tax Deferred Savings Plan (as merged, amended and restated effective October 1, 1990) ("Plan") is hereby amended, effective
July 1, 1993, as follows:

                      ARTICLE I - PREAMBLES

     Section 1.02 of the Plan is amended to read as follows:

     "Section 1.02. Name of Plan. The merged, amended and restated ESOP and 401(k) Plan shall be known as the Acceptance
Insurance Companies Inc. Employee Stock Ownership and Tax
Deferred Savings Plan."

     "Section 1.04.  Governing Law.  Where not pre-empted by the
Employee Retirement Income Security Act of 1974 ("ERISA"), the
Plan shall be administered and construed in accordance with Nebraska law."

           ARTICLE II - ELIGIBILITY AND PARTICIPATION

     Section 2.01 of the Plan is amended to read as follows:

     "Section 2.01 Eligibility. There are separate eligibility requirements for purposes of participating in the ESOP and the 401(k) portions of the Plan.

     (a)  In order to be eligible to participate in the 401(k)
(savings plan) portion of the Plan, an individual must:

          (i)  be an Employee of the Employer; and

         (ii)  have attained age 21.

        (iii) have been credited with one-half Year of Service, commencing on the date the individual is first credited with one Hour of Service with the Employer.

     (b) In order to be eligible to participate in the ESOP portion of the Plan, an individual must:

          (i)  be an Employee of the Employer;

         (ii)  have attained age 21; and

        (iii) have been credited with one Year of Service, commencing on the date the individual is first credited with one Hour of Service with the Employer."

               ARTICLE IV DISTRIBUTION OF BENEFITS

     Section 6.05 is added to the Plan to read as follows:

     "Section 6.05.  Direct Transfers.

     (a) This Section 6.05 applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     (b)  Definitions.

          (i) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion or net unrealized appreciation with respect to employer securities).

        (ii) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

        (iii) Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in
               Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

         (iv) A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee."

                     ARTICLE VIII TRUST FUND

     Section 8.05 of the Plan is amended to read as follows:

     "Section 8.05 Expenses. The expenses to be incurred in establishing and administering the Plan, including any Trustee's fees, shall be paid by the Employer."

In all other respects, the Plan is hereby confirmed.



                              ACCEPTANCE INSURANCE COMPANIES INC.


                                   Kenneth C. Coon
                              By:________________________________


                                   Chairman and President
                              Its:_______________________________